Exhibit 15.13

Lee Keeling and Associates, Inc.
Petroleum Consultants

First Place Tower
15 East Fifth Street ● Suite 3500
Tulsa, Oklahoma 74103-4350
(918) 587-5521 ● Fax: (918) 587-2881
www.lkaengineers.com

Consent of Independent Consultant

We consent to teh reference to our firm in the form and context in which they appear in this Annual Report on Form 20-F, the use of our data in the context in which they appear therein, and to the incorporation by reference of such data appearing therein in any Registration Statement on Form F-3 and related Prospectus Supplements of CNOOC Limited for the registration of debt securities and garantees previously filed with the Securities and Exchange Commission.

15 East Fifth Street, Suite 3500,
Tulsa, Oklahoma 74103-4350 USA

April 19, 2013